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Loan Agreement                                                       PNC BANK

      THIS LOAN AGREEMENT (the "Agreement"), is entered into as of January ________, 1996, among ALOETTE COSMETICS, INC., a Pennsylvania corporation ("ACI"), ALOETTE COSMETICS, INC. OF PENNSYLVANIA, a Pennsylvania corporation ("APa"), ALOETTE COSMETICS, INC. OF DELAWARE, a Delaware corporation ("ADe"), and ALOETTE REALTY, INC., a Delaware corporation ("Realty") (ACI, APa, ADe and Realty are referred to herein collectively as "Borrowers" and individually as a "Borrower"), and PNC BANK, NATIONAL ASSOCIATION (the "Bank").

      The Borrowers and the Bank, with the intent to be legally bound, agree as follows:

1. Loan. The following loans, lines of credit and credit facilities (if one or more, collectively, the "Loan"), made for the purpose indicated below shall be subject to and governed by this Agreement:

       Date and Type                                    Purpose
       -------------                                    -------
$1,000,000 Revolving Credit Facility        Provide working capital and
with $200,000 sublimit for trade and        trade and standby letters of credit
standby letters of credit
Expiration Date:  December 31, 1996

The Loan is or will be evidenced by a promissory note or notes of the Borrowers (if one or more, collectively, the "Note") acceptable to the Bank, which shall set forth the interest rate, repayment and other provisions, the terms of which are incorporated into this Agreement by reference.

2. Security. The security for repayment of the Loan shall include but not be limited to the collateral, guaranties, mortgages and other documents heretofore, contemporaneously or hereafter executed and delivered to the Bank (the "Security Documents"), which shall secure repayment of the Loan, the Note and all other loans, advances, debts, liabilities, obligations, covenants and duties owing by the Borrowers, or any of them, to the Bank of any kind or nature, present or future, whether or not evidenced by any note, guaranty or other instrument, whether arising under any agreement, instrument or document, whether or not for the payment of money, whether arising by reason of an extension of credit, opening of a letter of credit, loan or guarantee or in any other manner, whether arising out of overdrafts on deposit or other accounts or electronic funds transfers (whether through automatic clearing houses or otherwise) or out of the Bank's non-receipt of or inability to collect funds or otherwise not being made whole in connection with depository transfer check or other similar arrangements, whether direct or indirect (including those acquired by assignment or participation), absolute or contingent, joint or several, due or to become due, now existing or hereafter arising, and any amendments, extensions, renewals or increases and all costs and expenses of the Bank incurred in the documentation, negotiation, modification, enforcement, collection or otherwise in connection with any of the foregoing, including but not limited to reasonable attorneys' fees and expenses (hereinafter referred to collectively as the "Obligations"). Unless expressly provided to the contrary in documentation for any other loan or loans, it is the express intent of the Bank and the Borrowers that all Obligations including those included in the Loan be cross-collateralized and cross-defaulted, such that collateral securing any of the Obligations shall secure repayment of all Obligations and a default under any Obligation shall be a default under all Obligations.

This Agreement, the Note, the Mortgages and the Security Documents are collectively referred to as the "Loan Documents".

3. Representations and Warranties. The Borrowers hereby make the following representations and warranties, which shall be continuing in nature and remain in full force and effect until the Obligations are paid in full, and which shall be true and correct except as otherwise set forth on the Addendum attached hereto and incorporated herein by reference (the "Addendum"):

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      3.1. Existence, Power and Authority. Each Borrower is duly organized, validly existing and in good standing under the laws of the State or province of its incorporation or organization and has the power and authority to own and operate its assets and to conduct its business as now or proposed to be carried on, and is duly qualified, licensed and in good standing to do business in all jurisdictions where its ownership of property or the nature of its business requires such qualification or licensing. Each Borrower is duly authorized to execute and deliver the Loan Documents, all necessary action to authorize the execution and delivery of the Loan Documents has been properly taken, and each Borrower is and will continue to be duly authorized to borrow under this Agreement and to perform all of the other terms and provisions of the Loan Documents.

      3.2. Financial Statements. Borrowers have delivered or caused to be delivered their most recent balance sheet, income statement and statement of cash flows (the "Historical Financial Statements"). The Historical Financial Statements are true, complete and accurate in all material respects and fairly present the financial condition, assets and liabilities, whether accrued, absolute, contingent or otherwise and the results of the Borrowers' operations for the period specified therein. The Historical Financial Statements have been prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied from period to period subject in the case of interim statements to normal year-end adjustments and to any comments and notes acceptable to the Bank in its sole discretion.

      3.3. No Material Adverse Change. Since the date of the most recent Financial Statements, no Borrower has suffered any damage, destruction or loss, and no event or condition has occurred or exists, which has resulted or could result in a material adverse change in its business, assets, operations, financial condition or results of operation.

      3.4. Binding Obligations. Each Borrower has full power and authority to enter into the transactions provided for in this Agreement and has been duly authorized to do so by appropriate action of its Board of Directors if the Borrower is a corporation, all its general partners if the Borrower is a partnership or otherwise as may be required by law, charter, other organizational documents or agreements; and the Loan Documents, when executed and delivered by such Borrower, will constitute the legal, valid and binding obligations of such Borrower enforceable in accordance with their terms.

      3.5. No Defaults or Violations. There does not exist any Event of Default under this Agreement or any default or violation by any Borrower of or under any of the terms, conditions or obligations of: (i) its partnership agreement if such Borrower is a partnership, its articles or certificate of incorporation, regulations or bylaws if such Borrower is a corporation or its other organizational documents as applicable; (ii) any indenture, mortgage, deed of trust, franchise, permit, contract, agreement, or other instrument to which it is a party or by which it is bound; or (iii) any law, regulation, ruling, order, injunction, decree, condition or other requirement applicable to or imposed upon it by any law, the action by any court or any governmental authority or agency; and the consummation of this Agreement and the transactions set forth herein will not result in any such default or violation.


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      3.6. Title to Assets. The Borrowers and the Guarantor (as defined in the
Addendum) have good and marketable title to the assets reflected on the most recent Financial Statements, free and clear of all liens and encumbrances, except for (i) current taxes and assessments not yet due and payable, (ii) liens and encumbrances, if any, reflected or noted in the Historical Financial Statements, (iii) assets disposed of by the Borrowers or the Guarantor in the ordinary course of business since the date of the most recent Financial Statements, and (iv) those liens or encumbrances specified on the Addendum.

      3.7. Litigation. There are no actions, suits, proceedings or governmental investigations pending or, to the knowledge of any Borrower, threatened against any Borrower or Guarantor, none of which could result in a material adverse change in the business, assets, operations, financial condition or results of operations of any Borrower or Guarantor and there is no basis known to the Borrowers for any action, suit, proceedings or investigation which could result in such a material adverse change. All pending or threatened litigation against the Borrowers or Guarantor is listed on the Addendum.

      3.8. Tax Returns. Each Borrower and the Guarantor has filed all returns and reports that are required to be filed by it in connection with any federal, state or local tax, duty or charge levied, assessed or imposed upon it or its property or withheld by it, including unemployment, social security and similar taxes and all of such taxes, have been either paid or adequate reserve or other provision has been made.

      3.9. Employee Benefit Plans. Each employee benefit plan as to which any Borrower or the Guarantor may have any liability complies in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974 ("ERISA"), including minimum funding requirements, and (i) no Prohibited Transaction (as defined under ERISA) has occurred with respect to any such plan, (ii) no Reportable Event (as defined under Section 4043 of ERISA) has occurred with respect to any such plan which would cause the Pension Benefit Guaranty Corporation to institute proceedings under Section 4042 of ERISA, (iii) no Borrower or the Guarantor has withdrawn from any such plan or initiated steps to do so, and (iv) no steps have been taken to terminate any such plan.

      3.10. Environmental Matters. Each Borrower and the Guarantor is in compliance, in all material respects, with all Environmental Laws, including, without limitation, all Environmental Laws in jurisdictions in which such Borrower or the Guarantor owns or operates, or has owned or operated, a facility or site, stores Collateral, arranges or has arranged for disposal or treatment of hazardous substances, solid waste or other waste, accepts or has accepted for transport any hazardous substances, solid waste or other wastes or holds or has held any interest in real property or otherwise. Except as otherwise disclosed on the Addendum, no litigation or proceeding arising under, relating to or in connection with any Environmental Law is pending or, to the best of any Borrower's knowledge, threatened against any Borrower or the Guarantor, any real property which a Borrower or the Guarantor holds or has held an interest or any past or present operation of any Borrower or the Guarantor. No release, threatened release or disposal of hazardous waste, solid waste or other wastes is occurring, or to the best of any Borrower's knowledge has occurred, on, under or to any real property in which any Borrower or the Guarantor holds any interest or performs any of its operations, in violation of any Environmental Law. As used in this Section, "litigation or proceeding" means any demand, claim notice, suit, suit in equity, action, administrative action, investigation or inquiry whether brought by a governmental authority or other person, and "Environmental Laws" means all provisions of laws, statutes, ordinances, rules, regulations, permits, licenses, judgments, writs, injunctions, decrees, orders, awards and standards promulgated by any governmental authority concerning health, safety and protection of, or regulation of the discharge of substances into, the environment.

      3.11. Intellectual Property. Each Borrower owns or is licensed to use all patents, patent rights, trademarks, trade names, service marks, copyrights, intellectual property, technology, know-how and processes necessary for the conduct of its business as currently conducted that are material to the condition (financial or otherwise), business or operations of such Borrower.

      3.12. Regulatory Matters. No part of the proceeds of the Loan will be used for "purchasing" or "carrying" any "margin stock" within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time in effect or for any purpose which violates the provisions of the Regulations of such Board of Governors.


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      3.13. Solvency. As of the date hereof and after giving effect to the transactions contemplated by the Loan Documents, (i) the aggregate value of the assets of each Borrower and of the Guarantor, respectively, will exceed its liabilities (including contingent, subordinated, unmatured and unliquidated liabilities), (ii) each Borrower and the Guarantor will have sufficient cash flow to enable it to pay its debts as they mature, and (iii) no Borrower nor the Guarantor will have unreasonably small capital for the business in which it is engaged.

      3.14. Disclosure. None of the Loan Documents contains or will contain any untrue statement of material fact or omits or will omit to state a material fact necessary in order to make the statements contained in this Agreement or the Loan Documents not misleading. There is no fact known to any Borrower which materially adversely affects or, so far as such Borrower can now foresee, might materially adversely affect the business, assets, operations, financial condition or results of operation of any Borrower or the Guarantor and which has not otherwise been fully set forth in this Agreement or in the Loan Documents.

4. Affirmative Covenants. The Borrowers agree that from the date of execution of this Agreement until all Obligations have been fully paid and any commitments of the Bank to the Borrowers, or any of them, have been terminated, the Borrowers will, and will cause the Guarantor to:

      4.1. Books and Records. Maintain books and records in accordance with GAAP and give representatives of the Bank access thereto at all reasonable times, including permission to examine, copy and make abstracts from any of such books and records and such other information as the Bank may from time to time reasonably request, and the Borrowers will make available to the Bank for examination copies of any reports, statements or returns which the Borrowers and/or the Guarantor may make to or file with any governmental department, bureau or agency, federal or state.

      4.2. Interim Financial Statements; Certificate of No Default. Furnish the Bank:

            (i) within sixty (60) days after the end of each of the first, second and third fiscal quarters of each year, Borrowers' 10-Q statement, including Borrowers' Financial Statements for such period, in reasonable detail, certified by an authorized officer of the Borrowers, in form acceptable to Bank and prepared in accordance with GAAP applied from period to period, together with a certificate as to compliance with the applicable financial covenants for the period then ended and whether any Event of Default exists, and, if so, the nature thereof and the corrective measures the Borrowers propose to take;

            (ii) within thirty (30) days before the end of each fiscal year, projections and cash flows on a month-by-month basis for the next succeeding twelve (12) months, prepared by the chief financial officer of Borrowers.

Borrowers have furnished to Bank initial projections containing the information required by this Section. Borrowers represent and covenant that (a) the initial projections have been and all projections required by this Section shall be prepared by the chief financial officer of Borrowers and represent, and in the future shall represent, the best available good faith estimate of Borrowers regarding the course of Borrowers' and Guarantor's business for the periods covered thereby; (b) the assumptions set forth in the initial projections are and the assumptions set forth in the future projections delivered hereafter shall be reasonable and realistic based on then current economic conditions; and
(c) Borrowers know of no reason why Borrowers or the Guarantor should not be able to achieve the performance levels set forth in the initial projections and Borrowers have no knowledge at the time of delivery of future projections of any reason why Borrowers or the Guarantor shall not be able to meet the performance levels set forth therein; and

            (iv) promptly following a request by Bank therefor, any and all other reports, statements and information as Bank may reasonably require from time to time regarding Borrowers, the Guarantor, their operations or financial condition. For purposes of this Agreement, "Financial Statements" means the Borrowers' and the Guarantor's consolidated and consolidating balance sheets, income statements and statements of cash flows for the year, month or quarter together with year-to-date figures and comparative figures for the corresponding periods of the prior year.

      4.3. Annual Financial Statements. Furnish the Borrowers' consolidated and consolidating Financial Statements to the Bank within one hundred twenty (120) days after the end of each fiscal year. The consolidated Financial Statements will be prepared in accordance with GAAP by an independent certified public accountant selected by the Borrowers and satisfactory to the Bank. The

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consolidating Financial Statements shall be internally prepared in accordance with GAAP. The accountant prepared Financial Statements shall contain the unqualified audit opinion of an independent certified public accountant and its examination shall have been made in accordance with GAAP consistently applied from period to period. Each annual statement delivered to Bank hereunder shall be accompanied by a report of the independent public accountants who render an opinion with respect to the annual financial statements referred to therein, stating that they have reviewed the terms of this Agreement and that in making the examinations necessary to complete their audited statements, they have reviewed the accounts and condition of Borrowers and the Guarantor during the accounting period covered by the statement and that such review did not disclose the existence of any condition or event which constitutes an Event of Default or would, upon giving notice or passage of time or both, constitute an Event of Default (or that such conditions or events existed, describing them).

      4.4. Payment of Taxes and Other Charges. Pay and discharge when due all indebtedness and all taxes, assessments, charges, levies and other liabilities imposed upon any Borrower or the Guarantor, its income, profits, property or business, except those which currently are being contested in good faith by appropriate proceedings and for which such Borrower or the Guarantor shall have set aside adequate reserves or made other adequate provision with respect thereto acceptable to the Bank in its reasonable discretion.

      4.5. Maintenance of Existence, Operation and Assets. Do all things necessary to maintain, renew and keep in full force and effect their respective organizational existences and all rights, permits and franchises necessary to enable them to continue their respective businesses; continue in operation in substantially the same manner as at present; keep their properties in good operating condition and repair; and make all necessary and proper repairs, renewals, replacements, additions and improvements thereto.

      4.6. Insurance. Maintain with financially sound and reputable insurers, insurance with respect to their property and businesses against such casualties and contingencies, of such types and in such amounts as is customary for established companies engaged in the same or similar business and similarly situated. In the event of a conflict between the provisions of this Section and the terms of any Security Documents relating to insurance, the provisions in the Security Documents will control.

      4.7. Compliance with Laws. Comply with all laws applicable to any Borrower and to the operation of its business (including any statute, rule or regulation relating to employment practices and pension benefits or to environmental, occupational and health standards and controls).

      4.8. Bank Accounts. Establish and maintain at the Bank each Borrower's primary depository accounts.

      4.9. Financial Covenants. Comply with all of the financial and other covenants set forth on the Addendum.

      4.10. Additional Reports. Provide prompt written notice to the Bank of the occurrence of any of the following (together with a description of the action which any Borrower proposes to take with respect thereto): (i) any Event of Default or potential Event of Default, (ii) any litigation filed by or against any Borrower, (iii) any Reportable Event or Prohibited Transaction with respect to any Employee Benefit Plan(s) (as defined in ERISA) or (iv) any event which might result in a material adverse change in the business, assets, operations, financial condition or results of operation of the Borrower.

5. Negative Covenants. The Borrowers covenant and agree that from the date of execution of this Agreement until all Obligations have been fully paid and any commitments of the Bank to any Borrower have been terminated, no Borrower will, and Borrowers will cause Guarantor not to, except as expressly permitted on the Addendum, without the Bank's prior written consent:

      5.1. Indebtedness. Incur any indebtedness for borrowed money other than:
(i) the Loan and any subsequent indebtedness to the Bank; and (ii) existing indebtedness disclosed on the Borrowers' Historical Financial Statements referred to in Section 3.2; and (iii) future indebtedness for purchase money obligations permitted under the Addendum.

      5.2. Liens and Encumbrances. Except as provided in Section 3.6, create, assume or permit to exist any mortgage, pledge, encumbrance or other security interest or lien upon any assets now owned or hereafter acquired or enter into any arrangement for the acquisition of property subject to any conditional sales agreement.

      5.3. Guarantees. Guarantee, endorse or become contingently liable for the obligations of any person, firm or corporation, except in connection with the endorsement and deposit of checks in the ordinary course of business for collection.

      5.4. Loans or Advances. Purchase or hold beneficially any stock, other securities or evidences of indebtedness, or extend any loans or advances to, or make any investment or acquire any interest whatsoever in, any other person, firm or corporation, including any affiliate, except investments disclosed on the Borrowers' Historical Financial Statements or acceptable to the Bank in its sole discretion and except as expressly permitted in the Addendum.

      5.5. Merger or Transfer of Assets. Merge or consolidate with or into any person, firm or corporation or lease, sell, transfer or otherwise dispose of all, or substantially all, of its property, assets and business whether now owned or hereafter acquired.

      5.6. Change in Business, Management or Ownership. Make or permit any material change in the nature of its business as carried on as of the date hereof, in the composition of its current executive management, or in its equity ownership.

      5.7. Dividends. Declare or pay any dividends on or make any distribution with respect to any class of its equity or ownership interest, or purchase, redeem, retire or otherwise acquire any of its equity, except for the amount of federal and state income tax of the principals of a Borrower attributable to the earnings of such Borrower where such Borrower is an S corporation or a partnership.

6. Events of Default. The occurrence of any of the following will be deemed to be an "Event of Default":

      6.1. Covenant Default. Any Borrower or the Guarantor shall default in the performances of any of the covenants or agreements contained in this Agreement.

      6.2. Breach of Warranty. Any Financial Statement, representation, warranty or certificate made or furnished by the Borrowers to the Bank in connection with this Agreement shall be false, incorrect or incomplete in any material respect when made.

      6.3. Other Default. The occurrence of an Event of Default as defined in the Note or any of the Security Documents.

Upon the occurrence of an Event of Default, the Bank will have all rights and remedies specified in the Note and the Security Documents and all rights and remedies (which are cumulative and not exclusive) available under applicable law or in equity.

7. Conditions. The Bank's obligation to make any advance under the Loan is subject to the conditions that as of the date of the advance:

      7.1. No Event of Default. No Event of Default or event which with the passage of time, provision of notice or both would constitute an Event of Default shall have occurred and be continuing.

      7.2. Authorization Documents. The Bank shall have been furnished certified copies of resolutions of the board of directors or the general partners of any partnership or corporation that executes this Agreement, the Note or any of the Security Documents; or other proof of authorization satisfactory to the Bank.

      7.3. Receipt of Loan Documents. The Bank shall have received the Loan Documents and such other instruments and documents which the Bank may reasonably request in connection with the transactions provided for in this Agreement, which may include an opinion of counsel for any party executing any of the Loan Documents in form and substance satisfactory to the Bank.

8. Expenses. The Borrowers agree to pay the Bank, upon the closing of this Agreement, and otherwise on demand, all costs and expenses incurred by the Bank in connection with the (i) preparation, negotiation and delivery of this Agreement and the other Loan Documents, and any modifications thereto, and (ii) collecting the loan or instituting, maintaining, preserving, enforcing and foreclosing the security interest in any of the collateral securing the Loan, whether through judicial proceedings or otherwise, or in defending or prosecuting any actions or proceedings arising out of or relating to this Agreement, including reasonable fees and expenses of counsel (which may include

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costs of in-house counsel), expenses for auditors, appraisers and environmental consultants, lien searches, recording and filing fees and taxes.

9. Increased Costs. On written demand, together with the written evidence of the justification therefor, Borrowers agree to pay the Bank, all direct costs incurred and any losses suffered or payments made by the Bank as a consequence of making the Loan by reason of any change in law or regulation or its interpretation imposing any reserve, deposit, allocation of capital or similar requirement (including without limitation, Regulation D of the Board of Governors of the Federal Reserve System) on the Bank, its holding company or any of their respective assets.

10.  Miscellaneous.

      10.1. Notices. All notices, demands, requests, consents, approvals and other communications required or permitted hereunder must be in writing and will be effective upon receipt if delivered personally to such party, or if sent by facsimile transmission with confirmation of delivery, or by nationally recognized overnight courier service, to the address set forth below or to such other address as any party may give to the other in writing for such purpose:

To the Bank:

PNC Bank, National Association
100 South Broad Street
Philadelphia, PA   19110
Attention:  Kevin Wheatley, Assistant Vice President
Facsimile No:  (610) 640-4914

To the Borrower:

c/o Aloette Cosmetics, Inc.
1301 Wright's Lane East
West Chester, PA  19380
Attention:  Jean M. Lewis, Vice President - Finance
Facsimile No.:  (610) 692-2334

      10.2. Preservation of Rights. No delay or omission on the part of the Bank to exercise any right or power arising hereunder will impair any such right or power or be considered a waiver of any such right or power or any acquiescence therein, nor will the action or inaction of the Bank impair any right or power arising hereunder. The Bank's rights and remedies hereunder are cumulative and not exclusive of any other rights or remedies which the Bank may have under other agreements, at law or in equity.

      10.3. Illegality. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

      10.4. Changes in Writing. No modification, amendment or waiver of any provision of this Agreement nor consent to any departure by any Borrower therefrom, will in any event be effective unless the same is in writing and signed by the Bank, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on the Borrower in any case will entitle the Borrower to any other or further notice or demand in the same, similar or other circumstance.

      10.5. Entire Agreement. This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

      10.6. Counterparts. This Agreement may be signed in any number of counterpart copies and by the parties hereto on separate counterparts, but all such copies shall constitute one and the same instrument.

      10.7. Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the Borrowers and the Bank and their respective heirs, executors, administrators, successors and assigns; provided, however, that the Borrowers may not assign this Agreement in whole or in part without the prior written consent of the Bank and the Bank at any time may assign this Agreement in whole or in part.

      10.8. Interpretation. In this Agreement, unless the Bank and the Borrowers otherwise agree in writing, the singular includes the plural and the plural the singular; words importing any gender include the other genders; references to statutes are to be construed as including all statutory provisions consolidating, amending or replacing the statute referred to; the word "or" shall be deemed to include "and/or", the words "including", "includes" and "include" shall be deemed to be followed by the words "without limitation"; references to articles, sections (or subdivisions of sections) or exhibits are to those of this Agreement unless otherwise indicated; and references to agreements and other contractual instruments shall be deemed to include all subsequent amendments and other modifications to such instruments, but only to the extent such amendments and other modifications are not prohibited by the terms of this Agreement. Section headings in this Agreement are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose. Unless otherwise specified in this Agreement, all accounting terms shall be interpreted and all accounting determinations shall be made in accordance with GAAP. The obligations of each Borrower hereunder will be joint and several.

      10.9. Indemnity. Borrowers agree to indemnify each of the Bank, its directors, officers and employees and each legal entity, if any, who controls the Bank (the "Indemnified Parties") and to hold each Indemnified Party harmless from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, all fees of counsel with whom any Indemnified Party may consult and all expenses of litigation or preparation therefor) which any Indemnified Party may incur or which may be asserted against any Indemnified Party in connection with or arising out of the matters referred to in this Agreement or in the other Loan Documents by any person, entity or governmental authority (including any person or entity claiming derivatively on behalf of a Borrower), whether (a) arising from or incurred in connection with any breach of a representation, warranty or covenant by any Borrower, or (b) arising out of or resulting from any suit, action, claim, proceeding or governmental investigation, pending or threatened, whether based on statute, regulation or order, or tort, or contract or otherwise, before any court or governmental authority, which arises out of or relates to this Agreement, any other Loan Document, or the use of the proceeds of the Loan; provided, however, that the foregoing indemnity agreement shall not apply to claims, damages, losses, liabilities and expenses solely attributable to an Indemnified Party's gross negligence or willful misconduct. The indemnity agreement contained in this Section shall survive the termination of this Agreement, payment of any Loan and assignment of any rights hereunder. The Borrowers may participate at their expense in the defense of any such action or claim.

      10.10. Assignments and Participations. At any time, without any notice to the Borrowers, the Bank may sell, assign, transfer, negotiate, grant participations in, or otherwise dispose of all or any part of the Bank's interest in the Loan. Each Borrower hereby authorizes the Bank to provide, without any notice to the Borrowers, any information concerning the Borrowers, including information pertaining to the Borrowers' financial condition, business operations or general creditworthiness, to any person or entity which may succeed to or participate in all or any part of the Bank's interest in the Loan.

      10.11. Governing Law and Jurisdiction. This Agreement has been delivered to and accepted by the Bank and will be deemed to be made in the State where the Bank's office indicated above is located. THIS AGREEMENT WILL BE INTERPRETED AND THE RIGHTS AND LIABILITIES OF THE PARTIES HERETO DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE WHERE THE BANK'S OFFICE INDICATED ABOVE IS LOCATED, EXCLUDING ITS CONFLICT OF LAWS RULES. Each Borrower hereby irrevocably consents to the exclusive jurisdiction of any state or federal court for the county or judicial district where the Bank's office indicated above is located, and consents that all service of process be sent by nationally recognized overnight courier service directed to the Borrowers as provided and at the address set forth herein and service so made will be deemed to be completed on the business day after deposit with such courier; provided that nothing contained in this Agreement will prevent the Bank from bringing any action, enforcing any award or judgment or exercising any rights against any Borrower individually, against any security or against any property of any Borrower within any other county, state or other foreign or domestic jurisdiction. The Bank and the Borrowers agree that the venue provided above is the most convenient forum for both the Bank and the Borrowers. Each Borrower waives any objection to venue and any objection based on a more convenient forum in any action instituted under this Agreement.

      10.12. WAIVER OF JURY TRIAL. EACH OF THE BORROWERS AND THE BANK IRREVOCABLY WAIVES ANY AND ALL RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR CLAIM OF ANY NATURE RELATING TO THIS AGREEMENT, ANY DOCUMENTS EXECUTED IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION

CONTEMPLATED IN ANY OF SUCH DOCUMENTS. THE BORROWERS AND THE BANK ACKNOWLEDGE THAT THE FOREGOING WAIVER IS KNOWING AND VOLUNTARY.

Each Borrower acknowledges that it has read and understood all the provisions of this Agreement, including the waiver of jury trial, and has been advised by counsel as necessary or appropriate.

WITNESS the due execution hereof as a document under seal, as of the date first written above.


                                    ALOETTE COSMETICS, INC.,
                                    a Pennsylvania corporation

                                    By:________________________________________
                                       Patricia J. Defibaugh, President

(CORPORATE SEAL)                    Attest:____________________________________
                                           Jean M. Lewis, Assistant Secretary

                                    ALOETTE COSMETICS, INC. OF PENNSYLVANIA, a Pennsylvania corporation

                                    By:________________________________________
                                       Patricia J. Defibaugh, President

(CORPORATE SEAL)                    Attest:____________________________________
                                           Jean M. Lewis, Assistant Secretary

                                    ALOETTE COSMETICS, INC. OF DELAWARE,
                                    a Delaware corporation

                                    By:________________________________________
                                       Patricia J. Defibaugh, President

(CORPORATE SEAL)                    Attest:____________________________________
                                           Jean M. Lewis, Assistant Secretary


                                    ALOETTE REALTY, INC.,
                                    a Delaware corporation

                                    By:________________________________________
                                       Patricia J. Defibaugh, President

(CORPORATE SEAL)                    Attest:____________________________________
                                           Jean M. Lewis, Assistant Secretary

                                    PNC BANK, NATIONAL ASSOCIATION


                                    By:________________________________________
                                       Kevin Wheatley, Assistant Vice President

ADDENDUM to that certain Loan Agreement dated January ________, 1996, among ALOETTE COSMETICS, INC., ALOETTE COSMETICS, INC. OF PENNSYLVANIA, ALOETTE COSMETICS, INC. OF DELAWARE, and ALOETTE REALTY, INC. as the Borrowers and PNC BANK, NATIONAL ASSOCIATION, as the Bank. Capitalized terms used in this Addendum and not otherwise defined shall have the meanings given them in the Agreement. Section numbers below refer to the sections of the Agreement.

3.6 Title to Assets. Borrowers' and the Guarantor's assets are and may be subject to:

     (a) the existing liens described on Exhibit "A" attached hereto and made a part hereof; and

     (b) Borrowers and/or the Guarantor may create future purchase money liens or capitalized leases in or for equipment, provided that:

         (1) the equipment subject to any of the foregoing is acquired or leased by said Borrower or the Guarantor in the ordinary course of its business and the lien on any such equipment is created contemporaneously with such acquisition;

         (2) the purchase money indebtedness or capitalized lease obligations created shall not exceed one hundred percent (100%) of the lesser of cost or fair market value as of the time of acquisition or lease of the equipment covered thereby;

         (3) the purchase money indebtedness or capitalized lease obligations shall only be secured by the equipment so acquired or leased; and

         (4) the total purchase money indebtedness or capitalized lease obligations of Borrowers and/or the Guarantor (exclusive of the existing capitalized lease obligation described on Exhibit "A") do not exceed Forty Thousand Dollars ($40,000.00) in the aggregate at any time.

3.7  Litigation. Describe pending or threatened litigation, proceedings:
See Exhibit "B" attached hereto and made a part hereof.

5.4 Loans or Advances. Borrowers and the Guarantor may (a) make future loans and advances to affiliates provided that the total amount of all such advances and loans from all Borrowers and the Guarantor shall not exceed Two Hundred Fifty Thousand Dollars ($250,000.00) at any time; (b) incur indebtedness secured by purchase money liens as permitted under Section 3.6(b) above; and (c) purchase Aloette franchises in the ordinary course of business, for full and fair consideration, in amounts not exceeding One Hundred Fifty Thousand Dollars ($150,000.00) per franchise or Three Hundred Thousand Dollars ($300,000.00) in the aggregate during the term of the Loan.

Financial Covenants.
                                        1

(a) Tangible Net Worth. The Borrowers will maintain a consolidated Tangible Net Worth of not less than (i) Six Million Two Hundred Fifty thousand Dollars ($6,250,000.00) as of the date hereof; (ii) Six Million Four Hundred Fifty Thousand Dollars ($6,450,000.00) as of December 31, 1995; and (iii) as of December 31, 1996, and as of each fiscal year end thereafter, an amount equal to the sum of (x) the minimum Tangible Net Worth required hereunder as of the end of the prior fiscal year end plus
      (y) the consolidated Net Income of Borrowers (if this is a positive number) for the fiscal year then ended. For example, as of December 31, 1996, Borrowers' consolidated Tangible Net Worth shall not be less than Six Million Four Hundred Fifty Thousand Dollars ($6,450,000.00) plus Borrowers consolidated Net Income (if a positive number) for the year ended December 31, 1996.

(b) Current Ratio. The Borrowers will maintain a ratio of consolidated current assets to consolidated current liabilities of at least (i) 2.0 to 1.0 as of September 30, 1995; and (ii) 2.2 to 1.0 as of December 31, 1995 and as of the end of each fiscal quarter thereafter.

(c) Leverage Ratio. The Borrowers will maintain a ratio of consolidated total liabilities to consolidated Tangible Net Worth of less than (i) 1.20 to 1 as of September 30, 1995 and (ii) 1.1 to 1.0 as of December 31, 1995 and as of the end of each fiscal quarter thereafter.

(d) Net Income. The Borrowers' consolidated Net Income calculated on a year to date basis as of the end of each fiscal quarter, commencing with the fiscal quarter ending March 31, 1996, shall be greater than $ 0.

(e) Fixed Charge Coverage Ratio. The Borrowers shall maintain a Fixed Charge Coverage Ratio, determined on a consolidated basis, of not less than (i)
      1.0 to 1.0 for the three month period ending September 30, 1995; (ii) 1.1 to 1.0 for the six (6) month period ending December 31, 1995; (iii) 1.2 to
      1.0 for the nine (9) month period ending March 31, 1996; and (iv) 1.2 to
      1.0 for each twelve (12) month period thereafter, tested as of the end of each fiscal quarter for the twelve (12) months then ended.

For purposes of the foregoing:

"Tangible Net Worth" means total assets, less intangibles, less total liabilities (including the Subordinated Debt).

"Fixed Charge Coverage Ratio" means earnings before interest, taxes, depreciation and amortization, divided by the sum of interest expense, scheduled current maturities of long-term debt, taxes and unfunded capital expenditures; all calculated for the applicable test period. In calculating the foregoing, a principal payment paid by Borrowers on the Subordinated Debt (as hereinafter defined) shall not be included in scheduled current maturities of long term debt as long as such payment is deposited in the Escrow Account, as hereinafter defined.

"Net Income" means income (or loss) after income and franchise taxes and shall have the meaning given such term by GAAP, provided that there shall be specifically excluded therefrom (a) gains or losses from the sale of capital assets and (b) any gains arising from extraordinary items, as defined by GAAP.

"Unfunded Capital Expenditures" means capital expenditures made from a Borrower's funds other than borrowed funds.

Letters of Credit. Bank, at its sole discretion, may issue for the account of Borrowers merchandise and standby letters of credit in form and content satisfactory to Bank, at its sole discretion, with a term not to exceed (a) ninety (90) days for merchandise letters of credit or (b) twelve (12) months for standby letters of credit. No letter of credit will renew automatically. Notwithstanding the foregoing, (i) at no time shall the aggregate face amount of all outstanding letters of credit issued under the Loan exceed the amount of Two Hundred Thousand Dollars ($200,000.00); and (ii) at no time shall the principal balance of the Loan, plus the aggregate face amount of all outstanding letters of credit issued under the Loan, exceed One Million Dollars ($1,000,000.00).

Borrowers will execute a letter of credit application and letter of credit agreement, and such other documents as may be required by Bank in connection with the issuance of letters of credit hereunder. The outstanding face amount of all letters of credit issued by Bank pursuant hereto will reduce Borrowers' ability to borrow under the Loan as if such face amount were an advance under the Loan. In the event that Bank pays any sums due pursuant to such letters of credit for any reason, such payment shall be deemed to be an advance under the Loan repayable by Borrowers pursuant to the terms hereof or under the applicable letter of credit agreement.

In the event that the Loan is terminated for any reason or demand is made thereunder, Borrowers will deposit with Bank an amount equal to the face amount of all letters of credit then outstanding which have been issued hereunder, plus an amount equal to the interest which would be expected to accrue on such face amount at a per annum rate equal to the Banks Prime Rate in effect plus four percent (4%) for the ninety (90) day period following the termination, plus all fees related thereto or to accrue thereunder. Such funds will be held by Bank as cash collateral to secure Borrowers' obligations hereunder.

For each issuance or renewal of a merchandise letter of credit under the Loan, Borrowers will pay to Bank an issuance or renewal fee as determined by Bank at the date of request therefor, which fee is payable coincident with and as a condition of the issuance or renewal of such merchandise letter of credit. For each issuance or renewal of a standby letter of credit under the Loan, Borrowers will pay to Bank an issuance or renewal fee in an amount equal to two percent (2%) per annum of the face amount of such standby letter of credit, payable coincident with and as a condition of the issuance or renewal of such standby letter of credit. In addition, Borrowers shall pay such other fees and charges in connection with the negotiation or cancellation of each merchandise and standby letter of credit as may be customarily charged by Bank. Such fees shall be computed on the basis of a year of 360 days.

Facility Fee. So long as the Loan is outstanding and has not been terminated, and all Obligations have not been satisfied in full, Borrowers shall unconditionally pay to Bank a fee equal to 1/2 of 1% per annum of the maximum amount of the Loan, which fee shall be payable quarterly in arrears.

Subordinated Debt. Borrowers and the Guarantor will cause all sums now or hereafter owing by any of them to John Defibaugh (the "Subordinated Debt") to be subordinate in payment and all other respects to all Obligations, and no Borrower or the Guarantor shall make any payment of any kind thereon without Bank's prior written consent. Bank agrees, however, that such consent shall be deemed provided with respect to payments of regularly scheduled (non-accelerated) principal and interest on the Subordinated Debt of Aloette Cosmetics, Inc. in accordance with the current terms thereof as long as (i) no Event of Default has occurred; (ii) the making of such payment will not cause, or be reasonably expected to cause, Borrowers to be in violation of any of the Financial Covenants contained herein; and (iii) each principal and interest payment is deposited into an account with Bank which has been pledged and assigned to Bank by Mr. Defibaugh as security for the Obligations (the
"Escrow Account").

Collateral. Borrowers covenant and agree that the Obligations are and shall be secured at all times by, inter alia:

      (a) a first priority perfected security interest in all accounts, general intangibles, instruments, documents, chattel paper, equipment, furniture, fixtures, machinery, inventory and all other personal property of each Borrower, and in and to all proceeds thereof;

      (b) a first priority pledge and assignment by John Defibaugh of all right, title and interest in and to the Escrow Account;

      (c) a valid and enforceable first priority open-end mortgage lien against the real property and improvements located at 1301 Wright's Lane East, Lot 9, Goshen Park West (East Goshen Township), Chester County, Pennsylvania owned by ACI;

      (d) a valid and enforceable first priority open-end mortgage lien against the real property and improvements located at 345 Lancaster Avenue (Unit H - Liberty Square), East Whiteland Township, Chester County, Pennsylvania owned by Realty; and

      (e) a valid and enforceable first and prior assignment to Bank of the Consulting Agreement between ACI and John Defibaugh, which Consulting Agreement is in form and content acceptable to the Bank.

In addition to the foregoing, the Obligations of ACI shall be secured by the unconditional, unlimited guaranty and suretyship agreement of Aloette Cosmetics of Canada, Inc. ("Guarantor"), and such guaranty and suretyship agreement shall be secured by (i) a first priority perfected security interest in all accounts, general intangibles, instruments, documents, chattel paper, equipment, furniture, fixtures, machinery, inventory and other personal property of Guarantor, and in and to all proceeds thereof, and (ii) a valid and enforceable mortgage lien against the real property and improvements located at 89 Edilcan Drive, Concord, Ontario, Canada L4K3S6.

Initialled: _______________         _______________
                 BANK                  BORROWERS

                                   EXHIBIT "A"

                                       TO

                           LOAN AND SECURITY AGREEMENT



Lease Obligations to Amplicon pursuant to the Leases attached hereto:

A. The Leases were sold to Tilden Financial Corporation, P. O. Box 992, Jersey City, New Jersey 07303.

B. Payment of $33,745.89 are made quarterly, the fourth quarter of 1995 being paid September 22, 1995, Check No. 26802.

C. As of December 31, 1995 the balance due Tilden is $115,012.31 recorded by Aloette Cosmetics, Inc. as a currently liability.